Exhibit 99.1

Halcón Resources Receives Continued Listing Standard Notice from NYSE

DENVER, COLORADO — May 31, 2019 — Halcón Resources Corporation (NYSE: HK) (“Halcón” or the “Company”) today disclosed that it received notice from the New York Stock Exchange (the “NYSE”) that the average price of its common stock has fallen below the NYSE’s continued listing standard which requires that the average closing price of a listed company’s common stock not be less than $1.00 per share for a period of 30 consecutive trading days.

Under NYSE rules, the Company will regain compliance if, during the six month period following receipt of the NYSE notice and on the last trading day of any calendar month, Halcón’s common stock price per share and 30 trading-day average share price is at least $1.00.  During this period, the Company’s common stock will continue to be traded on the NYSE, subject to compliance with other NYSE listing requirements.  Halcón intends to notify the NYSE of its intent to cure this deficiency, to the extent it becomes necessary.

The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact:

Quentin Hicks

EVP, CFO & Treasurer

Halcón Resources

(303) 802-5541